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                                                                      EXHIBIT 11


                          INTEGRATED ORTHOPAEDICS, INC.
                     SCHEDULE RE: (LOSS) EARNINGS PER SHARE



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
                                                       THREE MONTHS ENDED                        NINE MONTHS ENDED
                                            ---------------------------------------   ---------------------------------------
                                            SEPTEMBER 30, 1999   SEPTEMBER 30, 1998   SEPTEMBER 30, 1999   SEPTEMBER 30, 1998
                                            ------------------   ------------------   ------------------   ------------------
Basic and diluted

Weighted average common shares outstanding               6,496                6,506                6,496                6,437
                                            ==================   ==================   ==================   ==================

Net (loss) income                           $             (909)  $             (551)  $           (2,754)  $           (1,805)

Series A Preferred Stock Dividend                          (53)                 (50)                (154)                (151)
Series B Preferred Stock Dividend                         (656)                (596)              (1,899)              (1,729)


                                            ------------------   ------------------   ------------------   ------------------
Net (loss) income after dividends           $           (1,618)  $           (1,197)  $           (4,807)  $           (3,685)
                                            ==================   ==================   ==================   ==================


(Loss) earnings per share                   $            (0.25)  $            (0.18)  $            (0.74)  $            (0.57)
                                            ==================   ==================   ==================   ==================
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